EXHIBIT 99.1

PRESTO®	Tel. 715-839-2021
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242
NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2009 SALES & EARNINGS

Eau Claire, Wisconsin (October 30, 2009) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Increased volume from the Housewares/Small Appliance segment more than offset a decrease in Absorbent Product segment shipments. Defense segment shipments were essentially unchanged from the prior year’s comparable quarter.  Part of the Housewares/Small Appliance increase can be attributed to differences in the calendar.  With an end date of October 4, the 2009 quarter contained one more strong seasonal shipping week than third quarter 2008, which ended on September 28. In addition, the heightened demand for Housewares/Small Appliances reported for both first and second quarters of 2009 continued during the third quarter.  Given the high levels of unemployment and overall retail weakness, it is questionable whether the Housewares/Small Appliance sales pace enjoyed during the first three quarters of the year can be sustained during the all important fourth quarter. The Absorbent Product segment sales decline was largely a function of order and shipment timing. All three segments contributed to the 63.8% increase in earnings. The majority of the increase was derived from the Housewares/Small Appliance and Absorbent Products segments and as in second quarter, was largely attributable to the reduction in the material and freight costs that had such a negative impact on the segments’ prior year results. Both segments also benefited from changes in the product configurations implemented during second quarter 2009 that further enhanced material savings. As in the second quarter, the increase in the Defense segment’s earnings was largely attributable to an improved mix of the products shipped. Decreased yields from the company’s portfolio, had a relatively minor, albeit negative, comparative impact on earnings.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED
	October 4, 2009	September 28, 2008
Net Sales	$116,392,000	$111,973,000
Net Earnings	$16,705,000	$10,201,000
Net Earnings Per Share	$2.44	$1.49
Weighted Shares Outstanding	6,856,000	6,846,000

	NINE MONTHS ENDED
	October 4, 2009	September 28, 2008
Net Sales	$327,479,000	$299,120,000
Net Earnings	$40,905,000	$26,033,000
Net Earnings Per Share	$5.97	$3.80
Weighted Shares Outstanding	6,853,000	6,844,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.